UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 19, 2008

VELOCITY EXPRESS CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	0-28452	87-0355929
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Morningside Drive North Bldg. B, Suite 300 Westport, Connecticut	06880
(Address of Principal Executive Offices)	(Zip Code)

Registrants’ telephone number, including area code: (203) 349-4160

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 19, 2008, Velocity Express Corporation, the Company, and certain of its subsidiaries, amended its Credit Agreement with Wells Fargo Foothill, Inc.

As reported in its Quarterly Report on Form 10-Q filed on May 19, 2008 the amendment provides for a waiver of the Company’s minimum EBITDA covenant for the twelve-month periods ended February 29, 2008; March 31, 2008 and April 30, 2008 and a waiver for the driver pay covenant for the three-week periods ended March 14, 2008 and April 11, 2008. The amendment also establishes new borrowing rates and cash requirements, minimum EBITDA and minimum Driver Pay/Purchased Transportation Percentage covenants, revised levels of reserves against available borrowing, eliminates the requirement to have at all times between June 1, 2008 and June 30, 2008 at least $5.0 million of excess availability on the revolving credit facility, and defines certain milestones to achieve in order to obtain replacement financing of the Company’s revolving credit facility. In the event these milestones are not achieved by August 17, 2008, the Company would be subject to additional fees.

The foregoing description of the Amendment does not purport to be complete, and is qualified in its entirety by reference to the agreement, incorporated by reference herein.

A copy of the Amendment is filed as Exhibit 10.1 this report.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

10.1	Waiver and Eleventh Amendment dated May 19, 2008, to Credit Agreement dated as of December 22, 2006 among Velocity Express Corporation, the subsidiaries thereof party thereto, Wells Fargo Foothill, Inc., as arranger and administrative agent and the several lenders from time to time party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VELOCITY EXPRESS CORPORATION

By:	/s/ Edward W. Stone
Name:	Edward W. Stone
Title:	Chief Financial Officer

Date: May 23, 2008

Exhibit Index

Exhibit Number	Document
10.1	Waiver and Eleventh Amendment dated May 19, 2008, to Credit Agreement dated as of December 22, 2006 among Velocity Express Corporation, the subsidiaries thereof party thereto, Wells Fargo Foothill, Inc., as arranger and administrative agent, and the several lenders from time to time party thereto.

3